Exhibit 5.1

KUMMER KAEMPFER BONNER RENSHAW& FERRARIO ATTORNEYS AT LAW LAS VEGAS OFFICE	LAS VEGAS OFFICE 3800 Howard Hughes Parkway Seventh Floor Las Vegas, NV 89169 Tel: 702.792.7000 Fax: 702.796.7181	RENO OFFICE 5585 Kietzke Lane Reno, NV 89511 Tel: 775.852.3900 Fax: 775.852.3982
	SUMMERLIN OFFICE 3425 Cliff Shadows Parkway Suite 150 Las Vegas, NV 89129 Tel: 702.693.4260 Fax: 702.939.8457	CARSON CITY OFFICE 510 W. Fourth Street Carson City, NV 89703 Tel: 775.882.1311 Fax: 775.882.0257

March 16, 2007

WUHAN GENERAL GROUP (CHINA), INC.
Canglongdao Science Park of
Wuhan East Lake Hi-Tech Development Zone
Wuhan, Hubei 430200
People’s Republic of China

RE:	WUHAN GENERAL GROUP (CHINA), INC. REGISTRATION STATEMENT ON FORM SB-2

Ladies and Gentlemen:

We have acted as special Nevada counsel for WUHAN GENERAL GROUP (CHINA), INC., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form SB-2 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) covering the offer and sale of an aggregate of 31,433,476 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (“Common Stock”), consisting of up to 10,287,554 shares of Common Stock underlying the Company’s Series A Convertible Preferred Stock (the “Preferred Stock”), up to 6,172,531 shares of Common Stock underlying Series A Warrants, up to 5,615,021 shares of Common Stock underlying Series B Warrants, and up to 9,358,370 shares of Common Stock underlying Series J Warrants (where, the Series A Warrants, the Series B Warrants and the Series J Warrants shall be collectively referred to as the “Warrants”) to be sold by the selling stockholders identified in the Registration Statement.

We have examined all instruments, documents and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. With respect to matters of fact relevant to our opinion, we have relied upon representations made by the Company in documents examined by us and representations of the Company’s officers. The foregoing opinion is limited to the Nevada Revised Statutes of the State of Nevada.

Based on such examination and subject to the limitations hereinabove provided, we are of the opinion, under the laws of the State of Nevada and under the Company’s articles of incorporation and the Company’s bylaws, that the Company has the full power and authority to issue the Shares and, upon the issuance of the Shares pursuant to a conversion of the Preferred Stock or an exercise of the Warrants in accordance with the terms thereof, the Shares will be validly authorized, legally issued, fully paid and non-assessable.

WUHAN GENERAL GROUP (CHINA), INC. March 16, 2007 Page 2

We hereby consent to the filing of the foregoing opinion as an exhibit to the Registration Statement, as filed with the Commission under the Securities Act of 1933, as amended (the “Securities Act”), and to the use of our firm name under the caption “Legal Matters” in the Registration Statement. In giving this opinion, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while this Registration Statement is in effect.

Very truly yours,

/s/ KUMMER KAEMPFER BONNER RENSHAW & FERRARIO

KUMMER KAEMPFER BONNER RENSHAW & FERRARIO